KING TRUST COMPANY, N.A.
BALANCE SHEET
**Unaudited**

		December 31, 2005	December 31, 2006
ASSETS

Cash:	Operational Acct - to be reinvested	$-	$-
	Operations Account	124,749.29	108,406.86

Securities:	Available-for-sale Securities	1,887,000.00	2,037,000.00
	Available-for-sale (Fed Resrv Stock)	62,050.00	62,050.00
	Unrealized Gain/Loss - AFS Sec	(57,251.46)	(69,356.48)
	TOC Investment - Premium Amort	-	-

Other Assets:	Accrued Interest Receivable	17,800.09	18,418.17
	Prepaid Insurance	28,099.84	-
	Prepaid OCC Fees	-	-
	Prepaid Expenses - Misc	-	-
	Other Receivables	112.05	-
	Deferred Taxes - AFS Securities	8,587.71	10,403.47
	Cash Due from FMF

Total Assets		$2.071,147.52	$2,166,922.02

LIABILITIES

Accounts Payable		$-	$2,025.00
Accounts Payable - OCC Fee		-	-
Accounts Payable - Internal Audit		-	-
Other Liabilities		7,553.00	2,303.34
Borrowed Funds: FMF Line of Credit		-	-
Deferred Taxes - Available for Sale Securities		-	-

Total Liabilities		$7,553.00	$4,328.34

EQUITY

Common Stock		$1,000,000.00	$1,000,000.00

Additional Paid-in-Capital		1,067,000.00	1,067,000.00

Undivided Profits & Capital Reserves		45,258.27	154,546.69

Other Comprehensive Income		(48,663.75)	(58,953.01)

Total Equity		$2,063,594.52	$2,162,593.68

Total Liabilities & Equity		$2,071,147.52	$2,166,922.02

		Current Month
		Actual	Budget
Revenue
4516	Mgmt Services - Revocable & PTs	12,291.64	12,571.42
4517	Mgmt Services -	1,406.38	1,390.92
4518	Mgmt Services -	1,423.95	1,014.92
4519	Mgmt Services -	9,473.88	-
4520	Mgmt Services -	26,012.87	24,576.17
4521	Mgmt Services -	1,421.55	333.33
4530	Mgmt Services -	1,166.00	1,100.00
4558	Mgmt Services -	-	-
4921	Misc Dividends	1,521.91	-
4930	Interest - Bank Sweep	4,023.22	20.00
4999	Misc - Not Classified	271.31	333.33
8600	Tier One Capital Income	11,324.89	8,625.00
	Total Revenue	70,337.60	49,965.09

Expenses
6260	OCC Fees & Other Dues	(4,797.45)	(4,166.67)
6450	Internal Audit	1,000.00	(1,000.00)
6700	FMF Expense Reimbursement	(20,062.83)	(19,184.08)
6705	FMF Salary & Wage Reimb	(27,085.16)	(22,066.17)
6901	Property Assessment	-	(529.17)
6990	Charitable Contributions	-	-
	Total Expenses	(50,945.44)	(46,946.09)

Net Income Before Income Taxes		$ 19,392.16	$ 3,019.00

6900	Income Tax	(7,698.34)	-

NET INCOME		$ 11,693.82	$ 3,019.00

Operating Income (Excludes TOC Income)		$ 368.93	$ (5,606.00)